Exhibit 99.1

Jazz Technologies, Inc. Announces Jazz Semiconductors’ Results for 2006
Newport Beach, CA (March 5, 2007)

Jazz Technologies, Inc. (AMEX: JAZ) (formerly Acquicor Technology, Inc.) announced financial results for its wholly owned subsidiary, Jazz Semiconductor, Inc., for the year ended December 29, 2006. Jazz Technologies consummated its acquisition of Jazz Semiconductor on February 16, 2007 and accordingly Jazz Semiconductor’s financial results for the year ended December 29, 2006 are not reflected on Jazz Technologies’ year-end financial results.

For 2006, Jazz Semiconductor reported GAAP revenues of $212.5 million generating an operating loss of $15.4 million and a net loss of $15.2 million. For 2006, Jazz Semiconductor’s adjusted non-GAAP revenue and adjusted non-GAAP EBITDA (both as defined below) were $230.0 million and $31.0 million, respectively.

Jazz Semiconductor’s operating loss of $15.4 million for 2006 includes stock compensation expense, management fees to The Carlyle Group and Conexant that have been discontinued following the acquisition by Jazz Technologies, non-cash income associated with a legacy stock appreciation rights plan (SARS) that was fully concluded at the end of December 2006, research and development expenses incurred as a result of Jazz Semiconductor’s purchase of technology from Polar Fab in December 2005 and that are expected to be completed in the first quarter of 2007, expenses related to Jazz Semiconductor’s abandoned initial public offering, expenses related to the merger with Jazz Technologies and intangible asset impairment charges associated with purchased license technology. These charges amount to $7.1 million in the aggregate. Jazz Semiconductor’s operating loss for 2006 also includes depreciation and amortization expense of $23.0 million and a non-recurring, non-cash charge to net income of $16.3 million associated with the termination of the related party agreement that resulted in a decrease in revenue of $17.5 million and a decrease in cost of revenues of $1.2 million.

Jazz Semiconductor’s adjusted revenue was derived using GAAP revenue adjusted to exclude the impact of the $17.5 million non-recurring, non-cash charge described above. Jazz Semiconductor’s adjusted EBITDA is defined as operating loss, plus $23.0 million in depreciation and amortization, plus the non-recurring, non-cash charge to net income of $16.3 million associated with the termination of the related party agreement described above, plus $7.1 million in other charges described above. Adjusted revenue and EBITDA are non-GAAP financial measures, do not have a standardized meanings prescribed by GAAP and may not be comparable to similar measures presented by other companies. Jazz Technologies' management believes that revenue, adjusted as set forth above, provides additional information regarding the Company’s revenues for 2006 and that EBITDA, calculated as described above, provides additional information regarding the combined company’s ability to meet its future debt service, capital expenditures and working capital requirements.

The following table reflects a reconciliation of Jazz Semiconductor’s operating loss to adjusted EBITDA:

Year ended December 29, 2006

Operating loss	$(15.4)
Depreciation & amortization	23.0
One-time related party charge, net (1)	16.3
Merger/IPO related charges (1)	3.5
Intangible asset impairment(1)	0.6
Other charges (2)	3.0

Adjusted EBITDA	$31.0

(1) Non-recurring charges

(2) Other charges include: R&D expense related to the purchase of technology from Polar Fab, management fees, stock compensation expense, income associated with Stock Appreciation Rights, and other non-operating income.

About Jazz Technologies and Jazz Semiconductor

Jazz Semiconductor, Inc., a wholly owned subsidiary of Jazz Technologies, Inc. (AMEX: JAZ), is an independent wafer foundry primarily focused on specialty CMOS process technologies, including High Voltage CMOS, SiGe BiCMOS and RFCMOS for the manufacture of highly integrated analog and mixed-signal semiconductor devices. The company's specialty process technologies are designed for customers who seek to produce analog and mixed-signal semiconductor devices that are smaller and more highly integrated, power-efficient, feature-rich and cost-effective than those produced using standard process technologies. Jazz Semiconductor’s customers target the wireless and high-speed wireline communications, consumer electronics, automotive and industrial end markets. Jazz Semiconductor's U.S. wafer fabrication facilities, and its and Jazz Technologies’ executive offices, are located in Newport Beach, CA. Jazz Technologies’ filings with the SEC are accessible on the SEC’s website at http://www.sec.gov. For more information, please visit http://www.jazzsemi.com and http://www.jazztechnologies.com.

Forward-looking Statements

This press release, and other statements Jazz Technologies or Jazz Semiconductor may make, including statements about the ability to meet future debt service, capital expenditures and working capital requirements , contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to Jazz Technologies’ and Jazz Semiconductor’s historical or future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “expect,” “anticipate,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” “result” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

Forward-looking statements are based largely on expectations and projections about future events and future trends and are subject to numerous assumptions, risks and uncertainties, which change over time. Jazz Technologies’ actual results and the consequences of the merger with Jazz Semiconductor, including any expected benefits, could differ materially from those anticipated in forward-looking statements and you should not place any undue reliance on such forward looking statements. Factors that could cause actual performance to differ from these forward-looking statements include the risks and uncertainties disclosed in Jazz Technologies’ filings with the SEC. Jazz Technologies’ filings with the SEC are accessible on the SEC’s website at http://www.sec.gov. Forward-looking statements speak only as of the date they are made. Jazz Technologies assumes no obligation to update forward-looking statements.

Public & Investor Relations Contact:

Kate Sidorovich / Jon Avidor
Market Street Partners
Office: (415) 445-3236 / (415) 445-3234
Cell: (408) 242-8820
kate@marketstreetpartners.com
jon@marketstreetpartners.com

Media Contact:

For Acquicor:
Cheryl Reiss
Market Street Partners
(415) 445-3237
susan@marketstreetpartners.com